Exhibit 99.1

China Gengsheng Minerals, Inc. Reports Unaudited
Financial Results for the Third Quarter of 2009

  Total Sales increased 16% to $14.9 Million from 3Q08

  Net Income increased 40% to $1.7 Million from 3Q08

  Teleconference to be held Monday, November 16, 2009
  at 8:00 a.m. EST -

Gongyi, China, November 13, 2009 –- China Gengsheng Minerals, Inc. (OTC Bulletin Board: CHGS) (“Gengsheng" or the "Company"), a leading manufacturer in China of industrial materials capable of withstanding high temperature, saving energy and boosting productivity, today reported its unaudited financial results for the third quarter ended September 30, 2009.

Third Quarter 2009 Highlights:

  Sales revenue grew 16.0% to $14.9 million from the same period in 2008

  Net income attributable to Company’s stockholders grew 39.5% to $1.67 million from the same period 2008

  Diluted EPS was $0.07 vs. $0.05 in 3Q08

  Cash on hand was $1.9 million at September 30, 2009

"Our third quarter results benefited from solid sales growth in fracture proppants." said Mr. Shunqing Zhang, Chairman, President and CEO of Gengsheng. "Our fracture proppant sales made a new record sale of $2.63 million for the third quarter, thanks to strong domestic demand. In addition, we continued to bring new refractory products into trial use for our steel customers, with eyes on entering whole new market segments that show significant growth potential. Lastly, we maintained our cost control, slashing operating expenses by 5% from last year, which contributed to our net profit outgrowing the top-line in the last quarter."

Mr. Zhang continued, "Going forward, we keep a positive outlook on demand from the steel and oil sectors in China thanks to the continuing strong growth in the macroeconomy. And we are pleased that our new products, the fine precision abrasives, have already been currently in trial use by intentional customers. We look forward to receiving orders for our abrasives from these potential customers.”

Third Quarter 2009 Results

For the third quarter of 2009, sales revenue was $14.9 million, an increase of 16.0% from the same period of 2008. China Gengsheng is organized into four business segments: Monolithic refractory, Industrial ceramics, Fracture proppant and Fine precision abrasives. The revenue increase this quarter came mainly from the increased demand of the company’s fracture proppant products, which contributed 17.6% of sales in 3Q09 compared to 7.5% in 3Q08. Proppant sales growth was 174.2% year-over-year, and 74.6% quarter-over-quarter. Monolithic refractory products contributed 81.6% of sales in 3Q09 compared to 90.5% in 3Q08. Industrial ceramics contributed 0.7% of sales in 3Q09 compared to 2.1% in 3Q08.

Cost of sales for the quarter increased 21.7% to $10.7 million from $8.8 million in the third quarter of 2008, mainly due to the increase in raw material prices.

Gross profit was $4.2 million, an increase of 3.6% from the same period of 2008. Gross margin was 28.3%, compared with 31.7% in the same period of 2008. The decrease in gross margin was mainly due to the increase in raw material prices and the gross margin decrease from the Company’s refractory segment.

Selling expenses in the third quarter of 2009 were $1.5 million, flat from the same period of 2008. As a percentage of revenues, the Company’s selling expenses decreased to 9.8% for the three months period ended September 30, 2009, as compared with 11.8% for the same period in 2008. The decrease in selling expenses as a percentage of revenues was primarily because of the reduction in market development expenses for fracture proppants as the Company gained scale in selling the new proppant products. General and administrative expenses (“G&A”) were $1.1 million, also flat from the same period of 2008. Operating expenses declined 5.0% to $2.6 million from the same period of 2008.

In the third quarter of 2009, income before income taxes and non-controlling interest was approximately $1.71 million for the three months period ended September 30, 2009, an increase of 33.8% from $1.28 million for the same period in 2008. The increase was primarily attributable to an increase in sales and other income. The Company recognized income of $0.27 million, from writeback of unsecured interest-bearing loan and government grant income of $44,082.

Net income attributable to the Company’s stockholders was $1.7 million, an increase of 40.0% from the same period of 2008. Net income margin for the quarter was 11.2% compared to 9.3% in the third quarter of 2008.

Diluted EPS was $0.07, compared with $0.05 in the same period of 2008.

Nine Months 2009 Results

For the first nine months of 2009, sales revenue was $41.7 million, an increase of 13.2% from the same period of 2008. Monolithic refractory products contributed 82.3% of sales in the first nine months of 2009, vs. 88.5% in the same period of 2008. Industrial ceramics contributed 1.9% of sales, vs. 3.3% in the same period of 2008. Fracture proppants contributed 15.8% of sales, vs. 8.3% in the same period of 2008. Cost of sales for the first nine months increased 23.5% to $29.3 million from $23.7 million in the first nine months of 2008 primarily due to the increase in raw material prices.

Gross profit was $12.4 million, a decrease of 5.5% from the same period of 2008. Gross margin was 30.0%, compared with 35.5% in the same period of 2008.

Selling expenses were $4.4 million, a decrease of 2.1% from the same period of 2008. General and administrative expenses were $3.3 million, an increase of 11% from the same period of 2008. As a percentage of total sales, operating expenses were 18.5%, compared with 20.3% in the same period of 2008.

Net income attributable to the Company’s stockholders was $4.7 million, a slightly decrease of 0.7% from the same period of 2008. Diluted EPS was $0.19, vs. $0.19 in the same period of 2008.

As of September 30, 2009, the Company had total cash and cash equivalents of $1.9 million, compared with $2.0 million at June 30, 2009. Total shareholders' equity increased to $48.2 million at September 30, 2009, from $46.2 million at June 30, 2009. Total shares outstanding on a fully diluted basis as of September 30, 2009 were 24.0 million.

Recent Developments

On October 1, 2009, the Company announced a major breakthrough in industrial material technology with the invention of a new type of castable. The new castable product, called Si-Enhanced Anti-Creep High-Aluminum Castable (SEAC HAC), is created by adding silicon and other minerals to the traditional raw materials such as bauxite so that the finished product has the characteristic of much lower probability of creep, which is a gradual change of shape under stress during high-temperature industrial processes, for heating furnaces at steel mills and other industrial plants. On September 22, 2009, the Company announced the introduction of a new refractory product for its steel company customers to cut energy costs and increase efficiency during steel-making. The Company held a teach-in on the new, high-performance, thermo-insulating and light castables at China's largest steel and iron conglomerate, Shanghai Baosteel, where the Company’s CEO, Vice President of Product Development and technology adviser shared product specifications and testing results with Shanghai Baosteel's directors of the procurement department, the technology department and various other managers and in-house experts.

On September 14, 2009, the Company announced the receipt of $337,000 (RMB 2.3 million) from the Henan Provincial Government in subsidy for the development and commercialization of the Company’s new product line, the fine precision abrasives.

On September 1, 2009, the Company announced the establishment of a new government-supported R&D center, housed on the premise of the Company's subsidiary, Henan Gengsheng Refractories Co., Ltd., in Gongyi City, Henan Province, for the purpose of integrated R&D and speedy commercialization of mineral-based industrial materials. The new center, named Henan Monolithic Refractory Materials Technology Research Center, is one of the 64 key industrial engineering and technology centers designated by the Henan Provincial Government this year. The government is expected to provide grants and low-interest loans for the said institutes to develop new products and key innovations.

Targeting the high-growth fine precision abrasives market, the Company announced in July that its new production line to process fine abrasives was complete and in trial production. Fine precision abrasives are for producing a super-fine, super-consistent finish applicable in a broader range of areas including machine manufacturing, electronics, optical glass, architecture, semiconductors, silicon chips, plastics and lenses. The facilities have an annual production capacity of 20,000 metric tons, and the initial product should be delivered in the end of 2009. The Company has also announced its first abrasives sales contract with a Taiwan-based customer. The term of the contract is five years, with 300 to 1,000 tons of the product delivered each month. Currently, the company has produced standard products, which is being trialed by intentional customers.

Conference Call

The Company will host a conference call on Monday, November 16, 2009, at 8:00 a.m. Eastern Standard Time / 9:00 p.m. Beijing Time. Interested parties may participate in the conference call by dialing +1-877-407-9205 (North America) or +1-201-689-8054 (International) 10 minutes before the call start time.

A replay of the call will be available through Monday, November 23, 2009, at 11:59 p.m. EST. Interested parties may access the replay by dialing +1-877-660-6853 (North America) or + 1-201-612-7415 (International) and entering account number 286 and conference ID number 337318.

About China Gengsheng Minerals, Inc.

China Gengsheng Minerals, Inc. (“Gengsheng”) develops, manufactures and markets a broad range of high-tech industrial material products, including monolithic refractories, industrial ceramics and fracture proppants. A market leader offering customized solutions, Gengsheng sells its products primarily to the iron-and-steel industry as heat-resistant components for steel-making furnaces, industrial kilns and other high-temperature vessels to guarantee and improve the productivity of those expensive pieces of equipment while reducing their consumption of energy. Founded in 1986 and based in China’s Henan province, Gengsheng currently has over 200 customers in the iron, steel, oil, glass, cement, aluminum and chemical businesses located in China and other countries. Gengsheng conducts business through Gengsheng International Corporation, a British Virgin Islands company, and its Chinese subsidiaries, which are Henan Gengsheng Refractories Co., Ltd., Zhengzhou Duesail Fracture Proppant Co., Ltd. and Henan Gengsheng High Temperature Materials Co., Ltd.

For more information about the Company, please visit http://www.gengsheng.com.

Safe Harbor Statement

This press release may contain certain “forward-looking statements” relating to the business of China Gengsheng Minerals, Inc., and its subsidiary companies. All statements other than statements of historical fact included herein are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s ability to meet its projected output for the term of the supply contract; the general ability of the Company to achieve its commercial objectives; the business strategy, plans and objectives of the Company and its subsidiaries; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website at http://www.sec.gov. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

For more information, please contact:

In China:
Ms. Wendy Sun
Finance Manager and Investor Relations
China Gengsheng Minerals, Inc.
Tel: 86-159-3870-8666
Email: gswendy@gengsheng.com

Mr. Shuai Zhang
Investor Relations
China Gengsheng Minerals, Inc.
Email: gszs@gengsheng.com

In the U.S.:
Mr. Valentine Ding
Investor Relations
Grayling
Tel: +1-646-284-9412
Email: valentine.ding@us.grayling.com

Mr. Dave Gentry
President of RedChip Companies, Inc.
Tel: +1-407-491-4498
Email: dave@redchip.com

Financial Tables to Follow

China Gengsheng Minerals, Inc. Condensed Consolidated Balance Sheets
	As of	As of
	September 30,	December 31,
	2009	2008
(Stated in US Dollars)	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$1,858,655	$955,732
Restricted cash	7,921,800	1,760,400
Trade receivables	35,332,790	30,026,675
Bills receivable	1,515,654	631,560
Other receivables and prepayments	5,611,674	3,608,247
Inventories	12,022,902	12,170,193
Deferred tax assets	31,729	54,869

Total current assets	64,295,204	49,207,676

Deposits for acquisition of property, plant and equipment	28,062	6,297,205
Deposits for acquisition of land use right	216,960	-
Goodwill	441,089	441,089
Intangible asset	953,550	953,550
Property, plant and equipment, net	21,299,180	10,654,692
Land use right	940,922	956,916

TOTAL ASSETS	$88,174,967	$68,511,128

LIABILITIES AND EQUITY

Current liabilities:
Trade payables	$10,645,831	$9,548,854
Bills payable - Note 5	9,975,600	3,520,800
Other payables and accrued expenses	4,856,178	6,010,364
Advances from a director	73,004	2,460,820
Income taxes payable	402,754	349,293
Non-interest-bearing loans	216,750	290,100
Collateralized bank loans	13,789,800	2,640,600
Unsecured interest-bearing loan	-	220,050
Deferred tax liabilities	21,486	21,486

TOTAL LIABILITIES	39,981,403	25,062,367

STOCKHOLDERS' EQUITY
Preferred stock - $0.001 par value 50,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock - $0.001 par value 100,000,000 shares authorized, 24,038,183 shares issued and outstanding - Note 12	24,038	24,038
Additional paid-in capital	19,608,044	19,608,044
Statutory and other reserves	7,207,206	7,207,206
Accumulated other comprehensive income	4,359,162	4,355,605
Retained earnings	16,742,897	12,078,137

Total China Gengsheng Minerals, Inc. stockholders' equity	47,941,347	43,273,030

NONCONTROLLING INTEREST	252,217	175,731

TOTAL EQUITY	48,193,564	43,448,761

Total liabilities and equity	$88,174,967	$68,511,128

China Gengsheng Minerals, Inc. Condensed Consolidated Statements of Income and Comprehensive Income

	Nine months ended		Three months ended
	September 30,		September 30,
	2009	2008	2009	2008
(Stated in US Dollars)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenue

Sales	$41,684,358 $	36,816,119	$14,916,423	$12,862,425

Cost of goods sold	(29,321,083)	(23,735,421)	(10,694,531)	(8,785,806)

Gross profit	12,363,275	13,080,698	4,221,892	4,076,619

Operating expenses
General and administrative expenses	3,323,180	2,982,198	1,086,686	1,172,772
Selling expenses	4,378,227	4,474,375	1,464,701	1,511,888
Total operating expenses	7,701,407	7,456,573	2,551,387	2,684,660
Net operating income	4,661,868	5,624,125	1,670,505	1,391,959

Other income (expenses)
Government grant income	813,838	61,586	44,082	-
Interest income	38,971	9,151	18,762	6,205
Other income	328,598	111,764	266,854	75,998
Finance costs - Note 13	(735,816)	(623,983)	(293,423)	(198,548)

Total other income (expenses)	445,591	(441,482)	36,275	(116,345)

Income before income taxes and noncontrolling interest	5,107,459	5,182,643	1,706,780	1,275,614
Income taxes - Note 14	(366,214)	(474,738)	(38,024)	(102,919)

Net income	4,741,245	4,707,905	1,668,756	1,172,695
Net income attributable to noncontrolling interest	(76,485)	(9,416)	(1,220)	22,614
Net income attributable to Company’s stockholders	$4,664,760	$4,698,489	$1,667,536	$1,195,309

Net income	$4,741,245	4,707,905	1,668,756	1,172,695
Other comprehensive income
Foreign currency translation adjustment	(3,557)	1,975,554	54,020	(103,328)
Comprehensive income	$4,737,688	$6,683,459	$1,722,776	$1,069,367
Comprehensive income attributable to noncontrolling interest	(76,486)	(9,416)	(981)	22,614

Comprehensive income attributable to Company’s stockholders	$4,661,202	$6,674,043	$1,721,795 $	1,091,981
Earnings per share-Basic - Note 15	$0.19	$0.20	$0.07	$0.05
Earnings per share-Diluted - Note 15	$0.19	$0.19	$0.07	$0.05
Weighted average number of shares - Basic	24,038,183	24,038,183	24,038,183	24,038,183
Weighted average number of shares - Diluted	24,038,183	24,157,176	24,038,183	24,157,176

China Gengsheng Minerals, Inc. Condensed Consolidated Statements of Cash Flows

	Nine months ended September 30,
	2009	2008
(Stated in US Dollars)	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net income attributable to the Company’s stockholders	$4,664,760	$4,698,489

Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	689,917	654,461
Amortization of land use right	15,982	16,282
Deferred taxes	23,123	2,443
Noncontrolling interest	76,486	9,416
Government grant income	(813,838)	-
Loss on disposal of property plant and equipment	1,062	-
Write back of unsecured interest-bearing loan	(219,885)	-
Changes in operating assets and liabilities:
Restricted cash	(6,156,780)	(1,720,440)
Trade receivables	(5,302,136)	(4,444,439)
Bills receivables	(883,432)	5,816,915
Other receivables and prepayments	(2,001,926)	(1,108,402)
Inventories	147,181	(3,660,509)
Other payables and accrued expenses	(1,153,321)	2,705,555
Trade payables	1,096,155	2,371,340
Bills payables	6,449,960	3,440,880
Income tax payable	53,422	(290,439)
Net cash flows (used in) provided by operating activities	(3,313,270)	8,491,552

Cash flows from investing activities
Payments for deposits of acquisition of land use right	(216,798)	-
Payments for acquisition of property, plant and equipment	(5,179,541)	(4,494,284)
Proceeds from disposal of property, plant and equipment	116,498	-
Net cash paid to acquire an subsidiary	-	(875,294)
Net cash flows used in investing activities	(5,279,841)	(5,369,578)

Cash flows from financing activities
Proceeds from bank loans	14,805,590	-
Repayment of bank loans	(3,738,045)	(4,917,591)
Repayment to a director	(2,386,025)	-
Repayment of non-interest-bearing loans	-	(208,802)
Government grant received	813,838	645,165
Net cash flows provided by (used in) financing activities	9,495,358	(4,481,228)

Effect of foreign currency translation on cash and cash equivalents	676	(38,795)
Net increase (decrease) in cash and cash equivalents	902,923	(1,398,049)
Cash and cash equivalents - beginning of period	955,732	1,964,390

Cash and cash equivalents - end of period	$1,858,655	$566,341

Supplemental disclosure of cash flow information:
Cash paid for:
Interest	$648,622	$637,130
Income taxes	$310,978	$768,911